EXHIBIT 99.1

LHC Group Announces Fourth Quarter and Year-End 2009 Results

Company Also Announces Guidance for Fiscal Year 2010

Highlights:

  Net service revenue for the fourth quarter increased 27.0% to $141.5 million and for the year increased 39.0% to $532.0 million;
  Net income attributable to LHC Group for the fourth quarter increased 20.7% to $12.7 million and for the year increased 45.2% to $43.8 million; and
  Diluted earnings per share for the fourth quarter increased 20.7% to $0.70 and for the year increased 43.8% to $2.43.

LAFAYETTE, La., March 3, 2010 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today its financial results for the fourth quarter and year ended December 31, 2009.

Financial Results for the Fourth Quarter

  Net service revenue for the fourth quarter of 2009 increased 27.0% to $141.5 million compared with $111.4 million for the same period in 2008.

  Net income attributable to LHC Group for the fourth quarter of 2009 totaled $12.7 million, or $0.70 per diluted share, compared with net income of $10.5 million, or $0.58 per diluted share, for the fourth quarter of 2008.  In the fourth quarter of 2009, the allowance for doubtful accounts was reduced by $1.6 million, which increased net income by $1.0 million, or $0.05 per diluted share.  The reduction to the allowance for uncollectible accounts is due to an increased collection effort, including those related to commercial claims, increased cash collections and reduced days sales outstanding at year end.

  Days sales outstanding, or DSO, at December 31, 2009, was 48 days as compared with 51 days at December 31, 2008.

Financial Results for the Year

  Net service revenue for the year ended December 31, 2009, increased 39.0% to $532.0 million compared with $382.6 million in 2008.

  Net income attributable to LHC Group for the year ended December 31, 2009, totaled $43.8 million, or $2.43 per diluted share, compared with net income of $30.2 million, or $1.69 per diluted share, for the year ended December 31, 2008.

In commenting on the results, Keith G. Myers, chief executive officer of LHC Group, said, "2009 was another great year for LHC Group. While much of the attention in 2009 was on Washington, D.C. and health care reform, we continued to prepare ourselves for 2010 and beyond. As we look back on 2009 with an appropriate amount of satisfaction and congratulate our team on a job well done, we remain focused on our long-term goals and objectives. As we look forward to the next decade in our company's history, we are well positioned to take advantage of future internal and external growth opportunities and to continue our ongoing efforts to always exceed the expectations of the patients and families we serve."

Guidance

The Company also announced their net revenue and fully diluted earnings per share guidance for full-year 2010. Full-year net service revenue is expected to be in the range of $610 million to $620 million and fully diluted earnings per share is expected to be in the range of $2.60 to $2.70. The guidance does not take into account any future acquisitions. In 2010, the Company anticipates opening 25 to 30 new de novo locations, which has not been factored into the 2010 guidance.

Conference Call

LHC Group will host a conference call on Thursday, March 4, 2010, at 11:00 a.m. Eastern time. The toll-free number to call for this interactive teleconference is (888) 708-5691 (international callers should call 913-312-1478). A telephonic replay of the conference call will be available through midnight on Thursday, March 11, 2010, by dialing (888) 203-1112 (international callers should call 719‑457‑0820) and entering confirmation number 3926554.

A live broadcast of LHC Group's conference call will be available under the Investor Relations section of the Company's website, www.lhcgroup.com or at www.opencompany.info. A one-year online replay will be available approximately an hour following the conclusion of the live broadcast.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(unaudited)

	Dec. 31, 2009	Dec. 31, 2008
ASSETS

Current assets:
Cash	$394	$3,511
Receivables:
Patient accounts receivable, less allowance for uncollectible accounts	73,651	61,524
of $8,262 and $9,976, respectively
Other receivables	3,850	2,317
Amounts due from governmental entities	1,184	2,434
Total receivables, net	78,685	66,275
Deferred income taxes	4,987	4,959
Prepaid income taxes	2,514	–
Prepaid expenses and other current assets	8,798	6,464
Total current assets	95,378	81,209
Property, building and equipment, net	21,361	16,348
Goodwill	139,474	112,572
Intangible assets, net	46,851	29,975
Other assets	3,169	3,296
Total assets	$306,233	$243,400

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and other accrued liabilities	$20,873	$15,497
Salaries, wages and benefits payable	22,521	16,400
Amounts due to governmental entities	3,208	6,023
Income taxes payable	–	10,682
Current portion of long-term debt	387	508
Total current liabilities	46,989	49,110
Deferred income taxes	12,475	5,718
Revolving credit facility	5,723	–
Long-term debt, less current portion	4,096	4,483
Other long-term obligations	1,567	145
Stockholders' equity:
Common stock – $0.01 par value: 40,000,000 shares authorized;
20,967,418 and 20,853,463 shares issued and 17,990,685 and
17,895,832 shares outstanding, respectively	179	179
Treasury stock – 2,976,733 and 2,957,631 shares at cost, respectively	(3,513)	(3,072)
Additional paid-in capital	86,310	85,404
Retained earnings	138,196	94,310
Total LHC Group, Inc. stockholders' equity	221,172	176,821
Noncontrolling interest	14,211	7,123
Total equity	235,383	183,944
Total liabilities and stockholders' equity	$306,233	$243,400
LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net service revenue	$141,492	$111,386	$531,980	$382,591
Cost of service revenue	71,856	53,153	270,515	186,254
Gross margin	69,636	58,233	261,465	196,337
Provision for bad debts	585	1,304	4,724	11,771
General and administrative expenses	45,294	36,176	171,695	124,074
Operating income	23,757	20,753	85,046	60,492
Interest expense	(24)	(113)	(142)	(458)
Gain (loss) on the sale of assets and entities	–	624	(22)	967
Non-operating income (loss)	64	(67)	(239)	461
Income from continuing operations before income taxes and noncontrolling interest	23,797	21,197	84,643	61,462
Income tax expense	7,989	6,200	26,743	18,808
Income from continuing operations	15,808	14,997	57,900	42,654
Loss from discontinued operations (net of income tax benefit (expense) of $7, $0, $55 and $190, respectively)	(11)	(398)	(86)	(776)
Net income	15,797	14,599	57,814	41,878
Less net income attributable to noncontrolling interest	3,132	4,101	13,973	11,676
Net income attributable to LHC Group, Inc.	12,665	10,498	43,841	30,202
Redeemable minority interests	–	(5)	45	31
Net income attributable to LHC Group, Inc.'s common stockholders	$12,665	$10,493	$43,886	$30,233

Earnings per share — basic:
Income from continuing operations attributable to LHC Group, Inc.	$0.70	$0.60	$2.44	$1.73
Loss from discontinued operations attributable to LHC Group, Inc.	–	(0.02)	–	(0.04)
Net income attributable to LHC Group, Inc.	0.70	0.58	2.44	1.69
Redeemable minority interests	–	–	–	–
Net income attributable to LHC Group, Inc.'s common stockholders	$0.70	$0.58	$2.44	$1.69

Earnings per share — diluted:
Income from continuing operations attributable to LHC Group, Inc.	$0.70	$0.60	$2.43	$1.73
Loss from discontinued operations attributable to LHC Group, Inc.	–	(0.02)	–	(0.04)
Net income attributable to LHC Group, Inc.	0.70	0.58	2.43	1.69
Redeemable minority interests	–	–	–	–
Net income attributable to LHC Group, Inc.'s common stockholders	$0.70	$0.58	$2.43	$1.69

Weighted average shares outstanding:
Basic	17,985,169	17,891,426	17,960,376	17,855,634
Diluted	18,169,052	17,993,815	18,069,897	17,899,087

LHC GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

 (unaudited)

	Year Ended December 31,
	2009	2008
Operating activities
Net income	$ 57,814	$ 41,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	4,831	3,740
Provision for bad debts	4,724	12,463
Stock-based compensation expense	2,393	1,935
Deferred income taxes	4,029	462
Loss on impairment of intangible assets	542	–
Gain on sale of assets and partial sale of entity	–	(967)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(17,896)	(597)
Prepaid expenses and other assets	(4,130)	4,155
Accounts payable and accrued expenses	(1,550)	20,549
Net amounts due to governmental entities	(1,565)	1,886
Net cash provided by operating activities	49,192	85,504

Investing activities
Cash paid on acquisitions, primarily goodwill, intangible assets and advance payment on acquisitions	(33,427)	(69,898)
Purchases of property, building, and equipment	(8,236)	(8,550)
Proceeds from sale of property and equipment	–	3,094
Purchase of certificate of deposit	–	(522)
Net cash used in investing activities	(41,663)	(75,876)

Financing activities
Proceeds from line of credit	69,206	32,850
Payments on line of credit	(63,483)	(32,850)
Proceeds from debt issuance	–	5,050
Principal payments on debt	(508)	(3,339)
Payment of deferred financing fees	(263)	(75)
Payments on capital leases	(80)	(101)
Excess tax benefits from vesting of restricted stock	121	91
Proceeds from issuance of common stock under ESPP	618	493
Purchase of additional controlling interest	(2,286)	–
Noncontrolling interest distributions	(13,971)	(9,391)
Net cash used in financing activities	(10,646)	(7,272)
Change in cash	(3,117)	2,356
Cash at beginning of period	3,511	1,155
Cash at end of period	$ 394	$ 3,511

Supplemental disclosures of cash flow information
Interest paid	$ 142	$ 456
Income taxes paid	$ 35,869	$ 8,937

LHC GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(amounts in thousands)

 (unaudited)

	Three Months Ended December 31, 2009			Year Ended December 31, 2009
	Home- Based Services	Facility- Based Services	Total	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 124,668	$ 16,824	$ 141,492	$ 469,470	$ 62,510	$ 531,980
Cost of service revenue	62,684	9,172	71,856	234,131	36,384	270,515
Provision for bad debts	54	531	585	4,199	525	4,724
General and administrative expenses	41,188	4,106	45,294	155,670	16,025	171,695
Operating income	20,742	3,015	23,757	75,470	9,576	85,046
Interest expense	(22)	(2)	(24)	(126)	(16)	(142)
Non-operating income (loss), including gain on sale of assets	66	(2)	64	(299)	38	(261)
Income from continuing operations before income taxes and noncontrolling interest	20,786	3,011	23,797	75,045	9,598	84,643
Income tax expense	7,246	743	7,989	24,082	2,661	26,743
Income from continuing operations	13,540	2,268	15,808	50,963	6,937	57,900
Noncontrolling interest	2,707	425	3,132	12,527	1,446	13,973

Total assets	$ 278,057	$ 28,176	$ 306,233	$ 278,057	$ 28,176	$ 306,233

	Three Months Ended December 31, 2008			Year Ended December 31, 2008
	Home- Based Services	Facility- Based Services	Total	Home- Based Services	Facility- Based Services	Total
Net service revenue	$ 96,745	$ 14,641	$ 111,386	$ 326,041	$ 56,550	$ 382,591
Cost of service revenue	45,231	7,922	53,153	154,376	31,878	186,254
Provision for bad debts	1,118	186	1,304	10,208	1,563	11,771
General and administrative expenses	32,409	3,767	36,176	109,917	14,157	124,074
Operating income	17,987	2,766	20,753	51,540	8,952	60,492
Interest expense	(101)	(12)	(113)	(377)	(81)	(458)
Non-operating income (loss), including gain on sale of assets	543	14	557	1,246	182	1,428
Income from continuing operations before income taxes and noncontrolling interest	18,429	2,768	21,197	52,409	9,053	61,462
Income tax expense	5,419	781	6,200	16,029	2,779	18,808
Income from continuing operations	13,010	1,987	14,997	36,380	6,274	42,654
Noncontrolling interest	3,748	353	4,101	10,219	1,457	11,676

Total assets	$ 220,822	$ 22,578	$ 243,400	$ 220,822	$ 22,578	$ 243,400

LHC GROUP, INC. AND SUBSIDIARIES

SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Key Data:
Home-Based Services:
Home Health locations	230	206	230	206
Hospice locations	21	19	21	19
Acquired (1)	4	35	16	63
De novo (1)	3	11	13	20
Home Health:
Total new admissions	21,798	15,462	81,166	56,630
Medicare new admissions	15,126	11,402	57,016	41,711
Average weekly census	29,706	24,675	28,721	21,519
Average Medicare weekly census	23,512	19,987	22,994	17,355
Medicare completed episodes	41,177	32,268	159,225	117,447
Average Medicare case mix for completed Medicare episodes	1.26	1.28	1.26	1.26
Average reimbursement per completed Medicare episodes	$ 2,313	$ 2,429	$ 2,301	$ 2,235
Total visits	783,270	616,018	2,961,056	2,176,635
Total Medicare visits	604,473	484,527	2,317,996	1,686,857
Average visits per completed Medicare episodes	14.7	15.0	14.6	14.4
Organic growth (2):
Net revenue	11.6%	19.6%	27.5%	18.5%
Net Medicare revenue	8.0%	22.5%	27.2%	21.9%
Total new admissions	14.3%	11.4%	17.1%	9.4%
Medicare new admissions	9.1%	12.3%	13.7%	13.8%
Average weekly census	4.3%	15.1%	15.5%	5.6%
Average Medicare weekly census	3.5%	23.0%	17.3%	14.5%
Medicare completed episodes	13.6%	28.6%	25.5%	34.4%

Facility-Based Services:
Long-Term Acute Care Hospital locations	8	7	8	7
Patient days	13,331	11,928	51,235	46,190
Patient acuity mix	0.9985	0.9978	0.9985	0.9876
_____________________________________
(1) Inclusive of both home health and hospice agencies.
(2) Organic growth is calculated as the sum of same store plus denovo for the period divided by the total from the same period in the prior year.
CONTACT:  LHC Group
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com